Exhibit 99.1

NEWS RELEASE

Contact:	Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS THIRD QUARTER 2006 RESULTS

•	Reports third quarter earnings per diluted share of $0.29
•	Third quarter revenues increased 45.5 percent to $250.6 million
•	Third quarter EBITDA increased 39.4 percent to $31.8 million
•	Revises revenue and earnings guidance for fourth quarter 2006

NOVEMBER 9, 2006 – HOUSTON, TEXAS – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $11.2 million, or $0.29 per diluted share, for the quarter ended September 30, 2006, compared to net income of $9.0 million, or $0.31 per diluted share, in the third quarter of 2005.  The decrease in net income per diluted share was attributable to an increase in shares outstanding as a result of the Company’s issuance of 8,050,000 shares of its common stock on February 1, 2006 and the impact of compensatory stock grants, partially offset by an increase in net income primarily attributable to acquisitions completed during the past twelve months and changes in earnings from the Company’s pre-existing operations.  The number of shares used in computing diluted earnings per share was 38.5 million common shares for the third quarter of 2006, and 29.3 million common shares for the third quarter of 2005.

          Net income for the first nine months of 2006 was $15.7 million, or $0.42 per diluted share, compared to net income of $8.6 million, or $0.29 per diluted share, for the first nine months of 2005.    The increase in net income per diluted share was primarily attributable an increase in net income related to acquisitions completed during the past twelve months and a net increase in earnings from the Company’s pre-existing operations, partially offset by an increase in shares outstanding as a result of the Company’s issuance of 8,050,000 shares of its common stock on February 1, 2006 and the impact of compensatory stock grants. The number of shares used in computing diluted earnings per share was 37.5 million common shares for the first nine months of 2006, and 29.1 million common shares for the first nine months of 2005.

THIRD QUARTER 2006 RESULTS

          Revenues in the third quarter of 2006 increased 45.5 percent to $250.6 million, compared to $172.3 million in the third quarter of 2005, reflecting an increase in ready-mixed concrete sales volumes (including the impact of acquisitions completed in the last twelve months) average ready-mixed concrete sales prices and increased other concrete-related product sales.  Excluding acquisitions-related plant volumes, the Company’s average sales price per cubic yard of ready-mixed concrete increased 11.9 percent on a same-plant-sales basis during the third quarter of 2006, as compared to the third quarter of 2005.  Including acquisitions-related plant volumes, the Company’s average sales price per cubic yard of ready-mixed concrete was slightly higher in the third quarter of 2006 than in the third quarter of 2005, reflecting a shift in geographic mix of volumes, primarily related to the Company’s previously announced acquisition in the Dallas/Ft. Worth, Texas market, where ready-mixed concrete prices are currently lower than the Company’s average sales price.  The Company’s average sales price per cubic yard of ready-mixed concrete in the third quarter of 2006 decreased approximately 1.0 percent on a sequential quarter basis, primarily reflecting the change in the geographic mix of ready-mixed concrete volumes associated with the Dallas/Ft. Worth acquisition.  Excluding acquired ready-mixed concrete volumes, third quarter 2006 ready-mixed concrete average sales prices increased approximately 5.3 percent over prices in the second quarter of 2006.

          Revenues in the Company’s western precast segment, which is comprised of its precast operations in northern California, southern California and Arizona, were up 17.7 percent in the third quarter of 2006 from $21.4 million in the third quarter of 2005, primarily reflecting the effects of the two precast acquisitions completed in the second quarter of this year and higher average sales prices for our products in these markets.

          The Company’s ready-mixed concrete sales volume in the third quarter of 2006 was approximately 2.37 million cubic yards, up 50.3 percent from 1.57 million cubic yards of ready-mixed concrete sold in the third quarter of 2005.  Excluding ready-mixed concrete volumes attributable to the Company’s 2006 acquired businesses, third quarter 2006 volumes were down approximately 12 percent on a same-plant-sales basis from the third quarter of 2005.  This decline in volume reflects the slowdown in residential home construction activity in many of our markets.

          EBITDA was $31.8 million, or 12.7 percent of revenue, in the third quarter of 2006, up 39.4 percent compared to EBITDA of $22.8 million, or 13.2 percent of revenue, in the third quarter of 2005.  Third quarter 2006 EBITDA was higher than the corresponding quarter in 2005 primarily as a result of the additional EBITDA generated from acquired business units.  EBITDA margins decreased overall one-half percent compared to the third quarter of 2005, with an increase in EBITDA margin in the Atlantic and Northern California ready-mixed concrete regions, and a decrease in EBITDA margin in the Michigan and South Central regions.  The Company defines EBITDA as net income plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization.  The Company defines EBITDA margin as EBITDA divided by sales.  EBITDA and EBITDA margin are non-GAAP financial measures.  For a reconciliation of EBITDA, EBITDA margin, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          Commenting on the third quarter of 2006 results, Michael W. Harlan, U.S. Concrete’s Chief Operating Officer, stated, “Our third quarter results reflect the diversity in the construction markets we serve across the country.  As a result of a greater than expected decline in single-family residential construction activity in several of our markets, our volume, revenue and earnings came in below our previous expectations.  In other markets we experienced an increase in revenue and earnings driven by improving commercial and other construction activity.  In addition, our July 1, 2006 price increase announcement in the Dallas/Ft. Worth market was not as successful as we had expected and the Michigan market remains challenging.  Accordingly, our earnings for the third quarter of 2006 were below our expectations.”

          The Company’s selling, general and administrative expenses improved to 6.7 percent of revenue in the third quarter of 2006, as compared to 7.5 percent of revenue in the third quarter of 2005.  Selling, general and administrative expenses were $16.7 million in the third quarter of 2006, which is higher than the $12.9 million incurred in the third quarter of 2005.  This increase was primarily due to higher selling costs and higher administrative compensation costs, including additional personnel costs related to acquired businesses.

          Depreciation, depletion and amortization expense for the third quarter of 2006 was up $3.4 million to $6.9 million, as compared to $3.5 million for the third quarter of 2005, primarily due to additional depreciation and amortization expense related to assets recently acquired.

          Interest expense for the third quarter of 2006 was up approximately $2.3 million to $6.9 million, compared to $4.6 million for the third quarter of 2005, primarily due to additional borrowings and assumption of certain indebtedness related to our acquisition in the third quarter of 2006.

          The Company’s net cash provided by operations for the third quarter of 2006 was $17.9 million, compared to $20.8 million for the third quarter of 2005.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the third quarter of 2006 was $6.0 million, compared to $16.4 million in the third quarter of 2005.  Third quarter 2006 free cash flow was lower than the third quarter of 2005 due primarily to increased capital expenditures and higher working capital requirements.

          The Company’s net debt at September 30, 2006 was $291.6 million, up $162.5 million from June 30, 2006.  This increase was primarily attributable to debt incurred in connection with the Company’s recent business acquisitions.  Net debt at September 30, 2006 was comprised of total debt of $305.0 million less cash and cash equivalents of $13.4 million.

YEAR-TO-DATE 2006 RESULTS

          Revenues for the nine months ended September 30, 2006 increased 38.5 percent to $579.0 million, compared to revenues of $418.0 million for the first nine months of 2005.

          Excluding the impact of acquisition-related plant volumes, on a same-plant-sales basis, the Company’s average sales price per cubic yard of ready-mixed concrete during the first nine months of 2006 was approximately 11.0 percent higher than the first nine months of 2005.  Including the impact of acquisition-related plant volumes, the year-to-date average ready-mixed concrete sales price increased 3.9 percent over last year’s comparable period, reflecting previously announced price increases in several markets, partially offset by the higher weighting of volumes from our Texas markets, primarily resulting from the impact of the acquisitions in the Dallas/Ft. Worth market on average ready-mixed concrete selling prices.

          The Company’s ready-mixed concrete sales volume for the first nine months of 2006 was approximately 5.37 million cubic yards, up 39.2 percent from approximately 3.86 million cubic yards of ready-mixed concrete sold in the first nine months of 2005.  Excluding acquired ready-mixed concrete volumes, year-to-date 2006 ready-mixed concrete volumes were essentially flat as compared to the same period last year.

          EBITDA was $55.7 million, or 9.6 percent of revenues, in the first nine months of 2006, as compared to $37.0 million, or 8.8 percent of revenues, in the first nine months of 2005.  The increase in EBITDA in the first nine months of 2006, as compared to the first nine months of 2005, was primarily due to higher gross profit improvement, generally associated with higher ready-mixed concrete sales volumes, partially offset by higher selling, general and administrative expenses.

          The Company’s selling, general and administrative expenses were $46.8 million in the first nine months of 2006, compared to $38.3 million in the first nine months of 2005.  As a percentage of revenues, selling, general and administrative expenses decreased from 9.2 percent in the first nine months of 2005 to 8.1 percent in the first nine months of 2006.  Selling, general and administrative expenses in the first nine months of 2006 were higher than the corresponding period in 2005, primarily due to higher selling costs and higher labor (including stock-based compensation costs) and related costs, including additional personnel costs related to acquired businesses.

          Depreciation, depletion and amortization expense for the first nine months of 2006 was up $5.89 million to $15.6 million, as compared to $9.8 million for the first nine months of 2005, primarily due to additional depreciation and amortization expense related to assets recently acquired.

          Interest expense for the first nine months of 2006 was up approximately $2.6 million to $16.2 million, compared to $13.5 million for the third quarter of 2005, primarily due to additional borrowings and assumption of certain indebtedness related to our acquisition in the third quarter of 2006.

          The Company’s net cash provided by operations for the first nine months of 2006 was $20.0 million compared to $21.2 million for the first nine months of 2005.  The Company’s free cash flow for the first nine months of 2006 was $(9.9) million compared to $9.3 million for the first nine months of 2005.  Year-to-date 2006 free cash flow was lower than the corresponding period in the prior year, primarily due to higher capital expenditures.

OUTLOOK

          The statements in the following paragraphs are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

          Based on current information, the Company expects fourth quarter 2006 revenues in the range of $195 million to $205 million, EBITDA in the range of $15 million to $18 million and earnings per diluted share in the range of $0.03 to $0.07.

          Commenting on the Company’s outlook, Eugene P. Martineau, U.S. Concrete’s President and Chief Executive Officer, stated “The residential slowdown has been well publicized and has contributed to lower ready-mixed concrete volumes in many of our markets.  Regarding our preliminary outlook for 2007, we expect our revenues to exceed full-year 2006 forecasted revenues, primarily due to the full-year impact of revenues derived from acquired companies.  On a same-plant-sales basis we expect ready-mixed concrete volumes in 2007 to be relatively flat as compared to 2006, as non-residential end-use markets continue to improve to help offset the slowdown of residential construction.  We also expect improved ready-mixed concrete pricing in each of our markets in 2007 and January 1st announcements of increased prices are being sent to our customers in light of rising cement and aggregates costs.  Improvements in our operating margins from these forecasted price increases will depend on market conditions and whether such increases exceed raw material cost and other cost escalations.”

CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Thursday, November 9, 2006, at 10:00 a.m., Eastern Time, to review its third quarter 2006 results.  To participate in the call, dial (303) 262-2130 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Thursday, November 16, 2006.  To access the replay, dial (303) 590-3000 using the pass code 11704368#.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call.

USE OF NON-GAAP FINANCIAL MEASURES

          This press release uses the non-GAAP financial measures “EBITDA,” “EBITDA margin,” “free cash flow” and “net debt.”  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA and EBITDA margin to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flows from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States.  The Company has 136 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, three concrete block plants and eight aggregates facilities.  During 2005, these facilities produced approximately 9.0 million cubic yards of ready-mixed concrete, 4.8 million eight-inch equivalent block units and 4.1 million tons of aggregates.  For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the trend of the fundamentals of U.S. Concrete’s business in its markets; expected revenues, EBITDA and earnings per diluted share for the fourth quarter of 2006; expected 2007 revenues, operating margins, sales volumes and pricing; and the effect of the Company’s anticipated price increases.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005  and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Sales	$250,618	$172,297	$578,975	$418,010
Cost of goods sold before depreciation, depletion and amortization	202,686	136,997	477,769	343,565
Selling, general and administrative expenses	16,685	12,892	46,824	38,345
Depreciation, depletion and amortization	6,890	3,454	15,561	9,783

Income from operations	24,357	18,954	38,821	26,317
Interest income	31	263	1,582	608
Interest expense	6,879	4,599	16,172	13,547
Other income, net	543	396	1,304	871

Income before income taxes	18,052	15,014	25,535	14,249
Income tax provision	6,828	6,014	9,809	5,693

Net income	$11,224	$9,000	15,726	$8,556

Basic net income per share	$0.30	$0.31	$0.43	$0.30

Diluted net income per share	$0.29	$0.31	$0.42	$0.29

Basic common shares outstanding	37,814	28,691	36,494	28,559

Diluted common shares outstanding	38,485	29,278	37,517	29,097

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$13,392	$23,654
Trade accounts receivable, net	140,668	87,654
Inventories, net	31,846	23,677
Prepaid expenses	4,570	2,401
Other current assets	13,386	13,154

Total current assets	203,862	150,540

Property, plant and equipment, net	257,999	149,637
Goodwill	293,829	181,821
Other assets	13,578	12,045

Total assets	$769,268	$494,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,941	$1,126
Accounts payable	62,361	49,144
Accrued liabilities	62,803	37,469

Total current liabilities	129,105	87,739

Long-term debt, net of current maturities	301,037	200,445
Other long-term liabilities and deferred credits	7,544	4,997
Deferred income taxes	39,464	15,941

Total liabilities	477,150	309,122

Commitments and contingencies
Stockholders’ equity:
Common stock	39	30
Additional paid-in capital	261,578	168,918
Retained earnings	32,358	16,918
Treasury stock, at cost	(1,857)	(945)

Total stockholders’ equity	292,118	184,921

Total liabilities and stockholders’ equity	$769,268	$494,043

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:	$19,977	$21,216
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $2,588 and $640	(29,887)	(11,960)
Payments for acquisitions, net of cash received of $5,467 and $0	(178,381)	(1,000)
Other investing activities	425	(110)

Net cash used in investing activities	(207,843)	(13,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	92,821	—
Repayments of borrowings	(1,792)	—
Proceeds from issuance of common stock	84,812	—
Proceeds from issuance of common stock under compensation plans	4,560	654
Debt issuance costs	(3,090)	—
Excess tax benefits from stock-based compensation	1,205	—
Purchase of treasury stock	(912)	(492)

Net cash provided by financing activities	177,604	162

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,262)	8,308
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23,654	39,707

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,392	$48,015

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three months and nine months ended September 30, 2006 and September 30, 2005 and a presentation of our Net Debt for the three months ended September 30, 2006, and (2) corresponding reconciliations to GAAP financial measures for the applicable periods.  We have also included in the tables below, certain Ready-Mixed Concrete Statistics which include acquisition-related activities including the impact of volume and price for the three and nine months ended September 30, 2006 and September 30, 2005.

          We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations, or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$86.59	$87.65
Volume in cubic yards	2,367	5,369
EBITDA reconciliation:
Net income	$11,224	$15,726
Income tax provision	6,828	9,809
Interest expense, net	6,848	14,590
Depreciation, depletion and amortization	6,890	15,561

EBITDA	$31,790	$55,686

EBITDA margin	12.7%	9.6%
Free Cash Flow reconciliation:
Net cash provided by operations	$17,909	$19,977
Less capital expenditures, net of disposals of $610 and $2,588	(11,860)	(29,887)

Free Cash Flow	$6,049	$(9,910)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$304,978
Less cash and cash equivalents	13,392

Net Debt	$291,586

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$85.89	$84.40
Volume in cubic yards	1,574	3,857
EBITDA reconciliation:
Net income	$9,000	$8,556
Income tax provision	6,014	5,693
Interest expense, net	4,336	12,939
Depreciation, depletion and amortization	3,454	9,783

EBITDA	$22,804	$36,971

EBITDA margin	13.2%	8.8%
Free Cash Flow reconciliation:
Net cash provided by operations	$20,759	$21,216
Less capital expenditures, net of disposals of $23 and $640	(4,377)	(11,960)

Free Cash Flow	$16,382	$9,256

          The expected EBITDA used in this press release of approximately $15 million to $18 million in the fourth quarter of 2006 is calculated as follows:  net income (estimated to be approximately $1 million to $2 million), plus the provision for income taxes (estimated to be approximately $1 million), depreciation, depletion and amortization expense (estimated to be approximately $7 million) and net interest expense (estimated to be approximately $7 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.